As filed with the Securities and Exchange Commission on April 20, 2000
===============================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           COLORMAX TECHNOLOGIES, INC.
          (Exact name of Small Business Issuer as specified in charter)

      Delaware                      (3841)                    751329265
   --------------             ------------------         -------------------
   (State or Other        (Primary Standard Industrial   (I.R.S. Employer
   Jurisdiction of         Classification Code Number)   Identification Number)
   Incorporation or       ----------------------------
     Organization)

                              14251 Chambers Road
                               Tustin, CA 92780
                                (714) 730-7900
         (Address and telephone number of principal executive office)
        --------------------------------------------------------------

                                 Julie L. Kim
                              14251 Chambers Road
                               Tustin, CA 92780
                                (714) 730-7900
            (Name, address and telephone number of agent for service)
                         ----------------------------

                                 with copies to:

                             A.O. Headman, Jr., Esq.
                            Cohne, Rappaport & Segal
                         525 East 100 South Fifth Floor
                           Salt Lake City, Utah 84102
                                 (801) 532-2666
                          ----------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                        Proposed       Proposed
                                        Maximum        Maximum
Title of Each             Amount        Offering       Aggregate   Amount of
Class of Securities       Being         Price Per      Offering    Registration
Being Registered          Registered    Unit           Price       Fee
-------------------------------------------------------------------------------
Common Stock, $.001
Par Value (1) (2)         1,700,000     $6.00        $10,200,000     $2,692.80
-------------------------------------------------------------------------------
Common Stock, $.001 (1)(3)   76,471     $12.75       $975,005.25     $  257.40
-------------------------------------------------------------------------------
Total                     1,776,471                  $11,175,005.25  $2,950.20
-------------------------------------------------------------------------------

(1) These shares are registered on behalf of selling shareholders and the offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2) Represents shares issuable upon conversion of the Company's Series B Convertible Preferred Stock (based on a market price of $6.00 per share). The Company has agreed to register 200% of the estimated initial conversion amount of the shares to provide for the possibility of a reduction in the market price for the shares prior to the conversion of the Series B Convertible Preferred Stock. Any shares of common stock not issued in the conversion will be removed from registration by post effective amendment to this Registration Statement. Also includes additional shares as may be issuable as a result of the anti-dilution provisions of the Series B Convertible Preferred Stock.

(3) Represents shares issuable upon the exercise of warrants issued by the Company having an exercise price of $12.75 per share. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrants.


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED APRIL 20, 2000

                                  PROSPECTUS

                          COLORMAX TECHNOLOGIES, INC.

               1,776,471 Shares offered by Selling Shareholders

                               ---------------



     The Selling Stockholders of ColorMax Technologies, Inc. ("ColorMax Technologies") listed on page 29, are offering up to 1,776,471 shares of our common stock under this Prospectus. The number of shares that the Selling Stockholders may sell include (i) shares of common stock that they will receive if they convert their shares of ColorMax Technologies Series B Convertible Preferred Stock ("Series B Preferred Stock") and (ii) shares of common stock they will receive if they exercise common stock purchase warrants ("Warrants") for the purchase of shares of common stock. We are registering the re-sale of the shares of common stock which will be issue upon the conversion of the Series B Preferred Stock and upon the exercise of the Warrants.

     The Selling Stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares by the Selling Stockholders. We are registering the re-sale of shares that are issuable upon conversion of Series B Preferred Stock and shares issuable upon the exercise of the Warrants. We will receive approximately $975,000 from the exercise of the Warrants if all of the Warrants are exercised and the cashless exercise provisions of the Warrants are not used.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "CXTE" On April 19, 2000, the last reported sales price of our common stock on the OTC Bulletin Board was $7.50 per share

                               ---------------



     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                                ---------------


     THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OUR COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS

                               ---------------



              THE DATE OF THIS PROSPECTUS IS _________ ___, 2000

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY, OR POSSESSION OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                              TABLE OF CONTENTS

                                      Page


SUMMARY......................................................................3
FORWARD LOOKING STATEMENTS...................................................4
RISK FACTORS.................................................................5
USE OF PROCEEDS..............................................................9
MARKET FOR COMMON STOCK AND DIVIDEND POLICY..................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS........................................10
BUSINESS OF COLORMAX TECHNOLOGIES...........................................12
MANAGEMENT..................................................................20
MANAGEMENT COMPENSATION.....................................................22
PRINCIPAL STOCKHOLDERS......................................................23
DESCRIPTION OF SECURITIES...................................................24
PLAN OF DISTRIBUTION........................................................27
SELLING SHAREHOLDERS........................................................28
CERTAIN TRANSACTIONS........................................................29
LEGAL PROCEEDINGS...........................................................31
SHARES ELIGIBLE FOR FUTURE SALE.............................................31
EXPERTS.....................................................................32
LEGAL OPINION...............................................................32
WHERE YOU CAN GET MORE INFORMATION..........................................32
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........................33
CONSOLIDATED FINANCIAL STATEMENTS...........................................34

                              PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED LATER IN THIS PROSPECTUS AND ALL OTHER INFORMATION, INCLUDING THE FINANCIAL INFORMATION AND STATEMENTS WITH NOTES, INCLUDED IN THIS PROSPECTUS AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS.

References in this Prospectus to "ColorMax Technologies", we," "us," and "our" refer to ColorMax Technologies, Inc. and its subsidiaries.

Information About Us

We recently commenced operations in the business of developing, manufacturing and marketing innovative optical technologies. We have obtained an exclusive right to distribute, in certain countries, ColorMax Vision Enhancement Lenses ("ColorMax Lenses") which are for use by persons who are colorblind or color deficient. We currenty have rights to distribute ColorMax Lenses in the United States, Australia, Japan, the United Kingdom. and Canada. We are currently marketing our ColorMax Lenses in the United States, Canada and Australia.

Our ColorMax Lenses are deemed to be medical products by the United States Food and Drug Administration ("FDA") . We believe that our ColorMax Lenses are the first and only optical aid approved by the FDA designed specifically to address the needs of the genetically colorblind and other members of the color vision deficient population. Our ColorMax Lenses are customized optical lenses installed in the eye glass frame, the clip-on frame, or the sun glass frame of the user's choice. Our ColorMax Lenses can be used for prescriptive or non-prescriptive spectacles.

Although we are now only marketing our ColorMax Lenses, our business plan provides that we will continue to attempt to develop new optical products and technologies.

In March 2000, we acquired the patents, trademarks, rights and technologies of a company known as X-Chrom Lenses. X-Chrom introduced the first commercially available contact lenses for colorblindness in 1971. We intend to finalize development of a soft contact lens with the ColorMax technology and to market them under the X-Chrom trademark.

We have recently completed a private placement of our Series B Convertible Preferred Stock and received gross offering proceeds of $4,000,000 (net amount of approximately $3,600,000). These funds will allow us to increase our manufacturing capability, to significantly increase our marketing efforts and to fund our operations for an estimated 18 months.

Although we have only recently commenced operations in the optical technology business, we were incorporated under the laws of the State of Delaware on June 14, 1971. There have been several name changes and authorized stock changes resulting in our present name and the authorized shares shown in the balance sheet. In June 1999, we acquired the assets and shares of RGB Technology Group Inc. ("RGB Technology"). RGB Technology was organized in the State of Delaware on April 28, 1999 for the purpose of marketing ColorMax Lenses and a computer color vision test software program. Since we acquired RGB Technology, our operations and business plan have been directed to commercializing and developing our ColorMax technologies.

We maintain our executive offices at 14251 Chamber Road, Tustin California 92780, and our telephone number is (714) 730-7900.

The Offering

    Common stock outstanding             22,902,582 shares (1)

    Common stock offered by the
    Selling Stockholders                 1,776,471 shares (2)

    Use of Proceeds

    We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. We will only receive proceeds upon the exercise of the Warrants if the Warrants are exercised and the cashless exercise provisions of the Warrants are not used. Those proceeds, if any, will be used for working capital requirements and other general corporate purposes. See "Use of Proceeds."

    Risk Factors

    The securities offered hereby involve a high degree of risk. See "Risk Factors."

    OTC Bulletin Board            CXTE

----------------

      (1) Does not include shares of common stock issuable upon conversion of outstanding shares of convertible preferred stock and upon exercise of outstanding options and warrants to purchase shares of common stock.

      (2) Includes 76,471 shares issuable upon exercise of the Warrants and 1,700,000 conversion of our outstanding Series B Preferred Stock. The 1,700,000 shares registered for issuance upon conversion of the Series B Preferred Stock represent approximately 200% of the total amount of shares which we currently anticipate will be issued in the conversion. We have agreed to register this amount pursuant to our agreement with holder of the Series B Preferred Stock. Any of these shares not actually issued in the conversion will be deregistered will not be issued.

                          FORWARD LOOKING STATEMENTS

      Some of the statements contained in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

o acceptance of ColorMax Lenses and technology by eye care professionals and patients;

o    development of additional product lines by ColorMax Technologies;

o    compliance   with  FDA  rules  and  regulations  and  with  the  rules  and regulations of foreign countries relating to medical devices;

o    payment for patients ColorMax Lenses by insurance companies;

o    new products and services offered by competitors; and

o    price pressures.

                                 RISK FACTORS

An investment in the shares of our common stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, before making an investment in the shares offered hereby. This Prospectus contains forward-looking statements. Those statements appear in a number of places herein and include statements regarding the intent, belief or current expectations of ColorMax, primarily with respect to the future operating performance of ColorMax or related industry developments. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results and industry developments may differ from those described in the forward-looking statements as a result of various factors, many of which are beyond the control of ColorMax. The information contained herein, including, without limitation, the information set forth below and the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences.

      Recently Commenced Operations. Although the company now known as ColorMax Technologies was incorporated in 1971, it was inactive and conducted no operations for several years prior to June 1999. In June 1999, we acquired RGB Technology and as a result, commenced operations in our current line of business, the manufacturing and marketing of ColorMax Vision Enhancement Lenses and related products. During 1999, operations were limited to continued research and development, to obtaining FDA clearance to market ColorMax Lenses and to attempting to raise additional capital. Additional capital in the net amount of approximately $3,600,000 was raised in March 2000. We only commenced actively marketing our products in the first quarter of 2000. Therefore, we have no significant operating history which you could consider or review in connection with your decision to purchase shares of our common stock.

      Dependence on Existing Products. At the current time, we derive, and is expected that for the foreseeable future we will continue to derive, all of our revenues from a single product line, our ColorMax Lenses. Gross sales in the first quarter of the this year were approximately $100,000. We are currently in the final stages of development of a color enhancement soft contact lens. Upon completion of the development of the soft contact lens, we intend to file a
Section 510(k) Notification with the FDA seeking clearance to commence marketing the color enhancement soft contact lens. Our success will be subject to acceptance of our current and future products by eye care professionals and by color deficient patients. As competing products reach the market, the prices, sales volumes and profit margins may decline. For this reason, we intend to aggressively seek distribution arrangements with eye care professionals as quickly as possible. While we believe our ColorMax products will allow us to compete effectively in the future, no assurance can be given that we will achieve significant revenues and profitability. See "Business of ColorMax Technologies."

      Dependence on Regulatory Approval and Compliance. Our ColorMax Lenses, which are currently being sold, and our ColorMax soft contact lenses, which are under development, are "medical devices". The development, manufacture, marketing and sale of medical devices is subject to extensive federal, state and local regulation in the U.S. and similar regulation in other countries. We, like our competitors, must obtain approval from FDA before marketing most medical devices, and must demonstrate continuing compliance with current Good Manufacturing Practices ("GMP") regulations. The FDA has granted approval for the marketing of the ColorMax Lens pursuant to the Section 510(k) Notification filed in connection with the ColorMax Lens. We anticipate that a Section 510(k) Notification will be filed this year in connection with our soft contact lenses which is currently in development. There can be no assurance that the FDA will grant clearance to market our soft contact lense. Under certain circumstances following product approval and market introduction, FDA can request product recalls, seize inventories and merchandise in commerce, move to enjoin further manufacture and product distribution, suspend distribution or withdraw FDA approval of the product, and debar a company from submitting new applications. FDA also can take administrative action against a company to suspend substantive review of pending applications and withhold approvals, if it concludes that the data and applications from that company may not be reliable or that there are significant unresolved GMP issues pertinent to the manufacture of medical devices at facility of that company. We believe we are in compliance with all GMP regulations.

      Recent Losses; No Assurance of Profitable Operations or Increased Revenues. We did not commence marketing ColorMax Lenses until December 1999. As a result, we had essentially no revenues in 1999 and operated at a significant loss. During the current year, we have started receiving revenues from the sale of ColorMax Lenses, however, we are continuing to operate at a loss while were are building up our lines of distribution. We expect that the net losses may continue at least through the year ended December 31, 2000. We cannot be certain that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. See "Financial Statements."

      Dependence Upon Eye Care Professionals. Because our ColorMax Lenses are medical products, they can only be distributed to patients by eye care professionals. Accordingly, we are dependent upon entering into sales agreements with a sufficiently large number of eye care professionals offering ColorMax Lenses to their patients which will result in sales of our ColorMax Lenses. In order to attract such eye care professionals, we must demonstrated that not only are the ColorMax Lenses effective for dealing with color deficiencies, but that the eye care professional will increase his or her business by offering his or her patients ColorMax products. There can be no assurance that a sufficient number of eye care professionals will be commence offering ColorMax products within a reasonable time to allow us to increase revenues so as to allow us to operate at a profit.

      No Patents for ColorMax Technology. As of the date of this Prospectus, no patents for the ColorMax technology have been filed. Although we believe that a patent for the ColorMax technology will be filed in the future, there can be no assurance that any patent applications will in fact be filed in the future or if filed, granted. There can be no assurance that the proprietary technology related to the ColorMax Lens will be protected from competitors through trade secret protection.

      Reimbursement by Insurance Companies. Because of the price of our ColorMax Lenses, the reimbursement of patients for purchases of ColorMax Lenses by health insurance companies may be an important factor for us in increasing our sales volume. We have been informed that some insurance currently reimburses patients for their purchase of ColorMax Lenses. If reimbursement by insurance companies is not widespread, our sales volumes may be limited.

      Risk of Product Liability Claims; No Assurance of Adequate Insurance. The testing, manufacture and sale of medical devices involve a risk of product liability claims and the adverse publicity that may accompany such claims. Although our ColorMax Lenses are not an invasive type of medical device, and although we don't anticipate any substantial claims for product liability, there is always a possibility that a product liability claim could be made against us. Although we maintain what we believe to be an adequate amount of product liability insurance coverage, there can be no assurance that the Company's existing product liability insurance will cover all current and future claims or that the Company will be able to maintain existing coverage or obtain, if it determines to do so, insurance providing additional coverage at reasonable rates. No assurance can be given that one or more of the claims arising under any future product liability cases, whether or not covered by insurance, will not have a material adverse effect on our business, results of operations or financial condition.

      Controlling Shareholders. Four shareholders of ColorMax own, in the aggregrate, 18,759,948 shares of our common stock out of the 22,902,582 shares issued and outstanding. Although these shareholders are not affiliates of our officers and directors, they do own, and will continue to own a significant majority of our outstanding common stock even when the Series B Preferred Stock is converted to common stock. Therefore, these four shareholders will, as a group, have total control over the election of directors and all other matters submitted to shareholders for action. We don't believe that these shareholders have any agreement or understanding to act as a controlled group in the voting or sale of their shares. See "Principal Shareholders."

      Competition. We believe that we currently have limited competition in the business of selling color enhancement lenses. However, due to significant publicity of our ColorMax products, we anticipate that new competitors will attempt to enter the market as soon as they obtain FDA clearance. It is likely that some of our future competitors which have capital assets and distribution lines which will equal or exceed ours. Although we believe our product is effective and is the first in the market place, there can be no assurance that we would successfully compete against new competitors in the future. See "Business of the ColorMax Technologies."

      Dependence upon Management. Our success is dependent upon the active participation of our current officers and directors. The loss of services of current management and other key employees could adversely affect the conduct of our business and our future success. Currently we have no written employment agreements or incentive compensation plans in place for our officers, directors or employees. We do anticipate adopting employment agreements and incentive compensation plans in the future. See "Management" and "Management Compensation."

      Management of Growth. In order to commence profitable operations, we must significantly expand our customer base and sell a large number of ColorMax Lenses. In order to do this, we will need to increase staff and capital equipment. We, however, must manage our staff and capital properly to ensure that the increased costs of staffing and capital expenditures do not increase at a faster rate than sales.

      Volatility of Stock Price. The trading price of our common stock has been, and in the future is expected to be, volatile and we expect to experience further market fluctuations as a result of a number of factors, including, but not limited to, current and anticipated operating results as well as changes in our business, operations or financial results, prospects of general market and economic conditions and other factors. See "Market for Common Stock and Dividend Policy."

      Environmental Compliance. We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of chemicals used during the manufacturing process. While we believe that we are in compliance with all environmental regulations, if we fail to comply with present and future regulations we could be subject to future liabilities or the suspension of production. In addition, these regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. We do not anticipate that our costs of compliance with environmental regulations have not been material.

      No Dividends Anticipated to Be Paid. We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the future. The future payment of dividends is directly dependent upon our future earnings, capital requirements, financial requirements and other factors to be determined by our Board of Directors. It is anticipated that future earnings, if any, which may be generated from our operations will be used to finance our growth, and that cash dividends will not be paid to our stockholders.

      Potential Adverse Market Impact of Shares Eligible for Future Sale. Our stock price may be hurt by future sales of our shares or the perception that such sales may occur. As of the date of this Prospectus, approximately 21,000,000 shares of common stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. These shares may only be sold if they are registered under the Securities Act or sold under Rule 144 or another exemption from registration under the Securities Act. Sales under Rule 144 are subject to the satisfaction of certain holding periods, volume limitations, manner of sale requirements, and the availability of current public information about us. Substantially all of our restricted shares will be available for sale within nine months in compliance with the requirements of Rule 144 or pursuant to some other exemption from registration. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of the common stock in the public market may hurt the stock's market price.

      Effect of Outstanding Convertible Preferred Stock. As of the date of this Prospectus, we have outstanding Series B Preferred Stock convertible into common stock. As long as these shares of Series B Preferred Stock remain outstanding, the terms under which we could obtain additional capital may be adversely affected. The shares of common stock which will be issued upon the conversion of the Series B Preferred Stock are part of the shares of common stock registered for resale pursuant to this Prospectus. We anticipate that all of the Series B Preferred Stock will be converted into common stock within the next several months.

      Risks of Low Priced Stocks. The Securities & Exchange Commission has adopted regulations which define a "penny stock" to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a disclosure statement relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny shares held in the account and information on the limited market in penny stocks. Those requirements could adversely affect the market liquidity of such stock. The closing price of our common stock on April 19, 2000 was $7.50. There can be no assurance that the price will remain above $5 per share.

      Anti-takeover Provisions. Our Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined by our Board of Directors. Accordingly, the Board of Directors can, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock. Additionally, certain provisions of the Delaware General Corporation Law could delay, defer or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial to our stockholders. Such provisions could also limit the price that certain investors might be willing to pay in the future for our common stock. In addition, Delaware has laws that may deter or frustrate takeovers of Delaware corporations.

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Stockholders pursuant to this Prospectus. If the holders of the Warrants exercise the Warrants, the holders will pay an exercise price to ColorMax Technologies. If the cashless exercise provisions of the Warrants are not used, we estimate that the total proceeds to ColorMax Technologies from the exercise of the Warrants will be $975,000. We will use any proceeds from the exercise of Warrants for working capital and general corporate purposes. We estimate we will spend approximately $64,000 in registering the shares under the Prospectus.

                  MARKET FOR COMMON STOCK AND DIVIDEND POLICY

      The common stock of ColorMax Technologies is quoted on the Nasdaq OTC Bulletin Board under the symbol "CXTE". During the past two years through December 31, 1999, there has been no established trading market for the shares of the Registrant's common stock over an exchange, however the stock has been trading over-the-counter in small quantities. Currently there is only limited trading activity in our common stock and the quotations set forth below reflect such activity. There can be no assurance that quotations will not fluctuate greatly in the future in the event trading activity increases or decreases. The information contained in the following table was obtained from the NASD and from various broker-dealers and shows the range of representative bid prices for our common stock for the periods indicated. The prices represent quotations between dealers and do not include retail mark, mark-down or commission and do not necessarily represent actual transactions:

                                                Bid Price
                                          ---------------------
                                             High       Low
                                          ---------------------

            2000 (1)
            ----

            First Quarter                  $13.375    $5.825
            Second Quarter                 $ 8.750    $6.000
            (Through April 17, 2000)

            1999 (1)
            ----
                                             High       Low
                                          ---------------------

            First Quarter                  $ .25      $  .13
            Second Quarter                 $ .20      $  .16
            Third Quarter                  $6.00      $ 5.50
            Fourth Quarter                 $9.75      $ 9.00

            1998(1)
            ----                             High       Low
                                          ---------------------
            First Quarter                  $ .28      $  .156
            Second Quarter                 $ .28      $  .156
            Third Quarter                  $ .219     $  .125
            Fourth Quarter                 $ .219     $  .125

            (1) Calendar  Quarters.

Holders

      As of April 12, 2000, there were 22,902,582 shares of common stock outstanding and approximately 3782 stockholders of record of common stock. The number of stockholders of record does not include an indeterminate number of stockholders whose shares are held by brokers in "street name."

Dividends

      We have not paid any cash dividends since its inception and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Background and Basis of Presentation

        Prior to June 8, 1999, we were a non-operating company named Renu U International, Inc. On June 8, 1999, we acquired 100% of the outstanding common stock of RGB Technology, a privately held Delaware corporation, from Kimrose Holdings, LTD., a Hong Kong corporation. The acquisition was structured as a stock-for stock exchange whereby ColorMax issued 6,000,000 shares of our common stock (calculated after all applicable stock splits) to Kimrose Holdings, LTD, in exchange for all of the issued and outstanding shares of RGB Technology.

        The acquisition of RGB Technology has been accounted for as a capital transaction in substance, rather than a business combination. The acquisition is equivalent to the issuance of stock by RGB Technology for the net monetary assets of ColorMax, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse acquisition accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (ColorMax Technologies), are those of the "legal acquiree" ( RGB Technology). RGB Technology was formed in April 1999 and conducted no business prior to the time we acquired it except for its acquisition of the exclusive distributorship agreement from Kimrose Holding LTD., to market, sell and sell ColorMax brand optical products in the United States, Australia and New Zealand with a right of first refusal for all other territories worldwide.

Liquidity and Capital  Resources

        During 1999, we conducted limited operations and had a limited amount of assets except for our marketing rights. At December 31, 1999, we had total assets of $1,540,881 which consisted primarily of:

        o    marketing rights - $1,372,733;

        o    property and equipment - $113,612;

        o    and other items - $42,222.

        As of December 31, 1999, our total cash position was $12,314. At December 31, 1999, our debt consisted of $246,531 in current liabilities and $179,300 in long term liabilities to related parties.

        In 1999 we also acquired certain marketing rights for the territories of the United Kingdom, Japan and Canada. These rights were acquired by us issuing the previous owners of such rights a total of 14,000,000 shares of our common stock.

        Subsequent to the end of the fiscal year, we sold 40,000 shares of our Series B Preferred Stock for gross proceeds of $4,000,000 to fund the purchase of additional equipment and to fund our operations pending the receipt of revenues from the sale of our products. These shares of Series B Preferred Stock are convertible into common stock and are described elsewhere in this Prospectus. The shares of common stock offered for resale pursuant to this Prospectus are shares which will be issued to the Selling Stockholders upon the conversion of their Series B Preferred Stock into shares of common stock.

        We believe that as a result of the sale of the Series B Preferred Stock in March 2000, our cash, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 18 months. Thereafter, we expect that the cash we generate from operations may not be sufficient to satisfy our longer term cash needs. We anticipate we will need significant amounts of cash to expand our marketing operations and to purchase additional equipment to manufacture our products. We may need to sell additional equity or debt securities to raise cash to meet these obligations. Such sales likely would result in additional dilution to our stockholders. In addition, we cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

        We anticipate that we will spend approximately $450,000 on research and development and $915,000 on capital expenditures during the next 12 months.

Results  of  Operations

        At December 31, 1999 and during the year ended December 31, 1999, we had not started active operations in the optical industry and therefore, we had limited revenues. Our total revenues for the year ended December 31, 1999 were $3,150 and our total expenses were $1,989,934 resulting in a loss of $1,986,784. Our expenses consisted of administrative expenses in the amount of $1,960,970, amortization of $23,267 and depreciation of $5,697. Because RGB Technology was formed in April 1999, there is no comparative financial information for the fiscal year ended December 31, 1998.

Year 2000

        For the purposes of Year 2000 compliance, our administrative staff has managed the task of verifying that all of our internal transaction processing systems are date compliant. This process was initiated in order to ensure that we would be able to continue operations without disruption after January 1, 2000. As of the date of this Prospectus, we have not experienced any significant problems associated with Year 2000 date compliance. Because we have only recently commenced operations, historical and estimated costs in preparation for Year 2000 compliance to this point have not been material. Although future anticipated costs are difficult to estimate with any certainty, we do not anticipate any future material expenditures related to Year 2000 compliance. At the current time, we anticipate that all systems and applications will remain Year 2000 compliant. There can be no assurance, however, of complete compliance based on the status to date. It is unlikely that any single system will have an adverse effect on ColorMax Technologies as a whole. If a problem were to occur, contingency plans will involve the procurement of standardized commercial off-the-shelf replacement modules for internal applications and business functions as well as replacing non- compliant third party software with software that is Year 2000 compliant. At present there are no indications that contingency plans will be necessary or that there will be revenue disruptions, however, there can be no assurances that future disruptions will not occur.

                       BUSINESS OF COLORMAX TECHNOLOGIES

General

        ColorMax Technologies has recently commenced operations as a manufacturer and distributor of innovative optical technologies. Currently, the product we are marketing is a line of color corrective lenses known as ColorMax Color Vision Enhancement Lenses ("ColorMax Lenses"). ColorMax Lenses are for use by persons who are "colorblind" or color deficient. Our Colormax Lenses are manufactured by us and marketed through an exclusive distribution rights agreement we have with the developer of the ColorMax technology. In November 1999, the Food and Drug Administration ("FDA") made a determination that ColorMax Lenses could be marketed, pursuant to an FDA Section 510(k) Notification of Intent to Market which had been filed in connection the ColorMax Lenses.

        Our ColorMax Lenses are believed to the first, and currently the only, optical aid cleared for marketing by the FDA which are designed specifically to address the needs of the genetically colorblind and other persons who are color deficient. ColorMax Lenses have been categorized by the FDA as a "prescription spectacle lens" and may be considered as such by most health care plans and insurance companies.

        Our ColorMax Lenses are marketed directly to eye care professionals as part of our "ColorMax Program" which consists of our ColorMax Lenses and our ColorMax Computer Color Vision Software. Our ColorMax Program, allows the eye care professional to market his or her business as a ColorMax Center offering patients diagnosis of colorblindness or color deficiency and prescribing appropriate ColorMax Lenses to effectively address the specific requirements of the patient. We believe that the ColorMax technology will allow eye care professionals to increase their business by making ColorMax Lenses available to their patients.

        We currently market our products in the United States and Australia and we have the distribution rights to market our products in Japan, Canada, New Zealand and the United Kingdom.

        In March 2000, we acquired the patents, technology and the name of X-Chrom. The X- Chrom name and trademark was a well known name in the optical technology business. X-Chrom introduced the first contact lens for colorblindness in 1971. Currently, there is no marketing of the X-Chrom contact lens. We intend to develop a new generation of soft contact lenses which combine the ColorMax technology and the X-Chrom technology for color deficiency. Once developed, we plan to market this contact lens under the X-Chrom name and trademark. We will be required to obtain FDA clearance before this soft contact lenses can be marketed.

        We intend to continue to engage in research and development to with the goal of developing other new procedures and products which may prove useful in the diagnosis and treatment of color vision anomalies.

        We have only recently commenced operations in the business of manufacturing and marketing optical products and we will encounter the same types of risks that all new businesses face as well as risks which are specific to our business. Some of these risks are discussed in the Risk Factors section of this Prospectus. For additional information about our commencement of operations in the business of providing optical technologies, see "Certain Transactions" on page 29 of this Prospectus.

How the Normal Eye Sees Color v. Color Deficiency

        The retina in the human eye is made up of cones and rods. There are three types of cones, one of which sees red, one of which sees green and one of which sees blue. Together the cones allow the brain to sort through hundreds of thousands of wavelengths in the color spectrum. Sometimes, as the result of a genetic defect or some other cause, the protein that gives one type of cone its ability to detect a color is altered. For instances, if a person is missing the "green" cone, colors that have green in them, such as violet, can be impossible to tell apart from blue. Subtle shades of green in many colors may make much of the world to appear to be grey.

        By filtering out the color that the defective eye can see, ColorMax Lenses make some of the colors brighter. ColorMax Lenses for the green deficient may red stand out.With shades of green removed from other colors, the defective eye can more often distinguish between colors that before looked the same.

Colorblind Science

        Color blindness is genetic condition that affects approximately 1 in 12 men and 1 in 250 women or 8% of men and 0.5% of women, respectively. There are an estimated 12 million colorblind Americans and over 250 million colorblind people around the world. Color blindness is caused by genetic defect on the X chromosome and is passed on by women who are carriers to their sons. Color vision deficiencies are caused when there is a malfunction of the photo receptive cones in the retina. Color vision deficiencies can also be acquired with age or from illness, such as diabetes. "Color vision deficiency" is the more accurate term for the condition that people many people call color blindness.

        The term color blindness is often misunderstood as only meaning the inability to see or discriminate any colors at all. Having defective color vision does not mean that one sees everything in black, white, and gray. It is only in extremely rare cases that no colors can be discriminated. This condition is called achromatopsia or monochromatism. In most cases, a color deficient person is able to see certain colors normally and unable to distinguish certain other colors and shades normally. The severity of color vision deficiency varies from person to person.

        Color is a critical element in visual communication. There is a growing emphasis on color in modern day society to easily convey the rising complexity of data and information. Virtually every occupation relies on color to some degree. Many professions are highly color sensitive including the arts, computers, graphics, electronics and transportation.

        People who suffer from color blindness are significantly disadvantaged throughout their lives educationally, vocationally and in simple everyday activities. Of special importance is the high rate that color blind children are undiagnosed and who face serious hardships in school with color-coded learning materials such as blocks and maps. Furthermore, the long-term consequences of an undiagnosed color vision deficiencies will often continue throughout adult-hood.

        The two most common types of genetic color vision deficiencies are:

o Deuteranamolous (also known as green weak): defect in medium wavelength frequency or green color confusion

o Protanamolous (also known as red weak): defect in the long wavelength frequency or red color confusion.

        Tritanamolous or blue-yellow color confusion is the most common type of acquired color vision deficiency.

Corrective Aids

        Although the concept of corrective aids for color vision deficiencies has been considered by scientists for many years, there has never been a corrective aid that has adequately achieved an improvement in color vision discrimination. The X-Chrom contact lens, a red-tinted hard contact lens worn only in the dominant eye, for color vision deficiencies were available in the 1970's but are not currently marketed.

        In November 1999, the FDA notified us that we could commence marketing ColorMax Lenses pursuant to the Section 510(k) Notification which had previously been filed in connection with the ColorMax Lens technology. As a result of this FDA Determination, we can offer ColorMax Lenses as an optical aid for duetan and protan color vision deficiencies. ColorMax Lenses change the spectral energy composition light entering the eye to balance brightness, saturation and hue and improve color vision discrimination.

Products

        As of the date of this Prospectus, our only product line is our Colormax Lenses which, with our ColorMax software, detect and aid color vision deficiencies. Every colorblind person has a distinct color vision makeup and which is characterized by a distinct type of color vision defect and severity.
ColorMax Lenses alter the wavelength of colors as they enter the eye. By selecting the proper kind of filtering component added to each prescription, greater color discrimination within the eye is achieved. The effects are immediate and as light enters the retina, the colors are instantly recognizable. ColorMax Lenses are regular prescription or non-prescription filters coated with color filters. This technology is similar to the technology that is used to apply anti-reflection coatings to spectacles and color coatings to sunglasses.

        There are 10 different types of ColorMax Lenses offered to properly accommodate the characteristics of each colorblind individual. There are two classifications of ColorMax Lenses, the Duetan Series and the Protan Series. Each classification is divided into five density classes, one though five. By selecting the appropriate filter component, greater color vision discrimination is achieved.

        We currently sell the ColorMax Lens, on a wholesale basis, for approximately $450 for adults and $350 for children.

        We can use various types of lenses in our ColorMax process, including CR-39 (a plastic lens), polycarbonate lenses and glass lenses. We offer ColorMax Lenses as non-prescriptive or prescription lenses.

        ColorMax Lenses are a medical device and are distributed only through authorized eye care professionals. Licensed eye care professionals, such as optometrists and opthamologists have the experience and education to properly diagnose and treat vision related conditions. Authorized ColorMax Providers undergo extensive training to learn to use the ColorMax system and understand ColorMax products.

ColorMax  Color  Vision  Testing  Program  and  Protocol

        Our ColorMax Program which is offered to eye care professionals, includes the ColorMax Color Test which is a computerized psuedo-ischromatic plate test. This ColorMax Color Test assists optometrists and ophthalmologists to select the appropriate ColorMax lens for the patient. Using our software, the doctor can make an accurate lens selection in a few minutes. ColorMax Color Test operates on the Windows platform.

        The ColorMax Color Vision Testing Program and Protocol consists of comprehensive color vision testing and an individual lens fitting process. Optometrists and ophthalmologists administer three separate tests to patients to determine the existence and nature of their color deficiencies. These tests are as follows:

        o    the  ColorMax  Color  Test,

        o    the Ishihara Psuedo-Isochomatic Plate Test (described below), and

        o    the Farnsworth D-15 Test (describe below).

        Pseudo-Isochromatic Plate Tests. One of the first attempts to make color vision diagnosis quick and simple was made by Ishihara (1917). He developed a series of pigment based colored figures in which the observer views a series of colored numbers against different colored backgrounds. The plates contained figures and backgrounds whose pigment colors (hues) lie along the confusion axes for protan or deutan observers. Other plates in Ishihara's test contained test figures part of whose hue was chosen to lie along either protan or deutan confusion axes, and part of which did not. During administration of the Ishihara test, normal observers will see one series of numbers while color deficient observers would either see no number at all or a different number than normals. The lshihara test also includes a diagnostic plate containing two numbers: one whose hue lies along the protan axis, the along the deutan axis. With this arrangement normals see a two-digit number while color vision defectives see one or the other digit depending on the type of color vision defect. A test for tritanomaly was not included in the Ishihara test. One drawback of the Ishihara test is that the plates must be replaced from time to time due to fading of the color pigments. Another drawback is that tritan and tetartan defects cannot be detected. In spite of these limitations however, the Ishihara test is still useful for identifying a protan or deutan defect and approximating its severity.

        Farnsworth Panel D-15 Test. The Farnsworth Panel D-15 test is a hue discrimination test that was designed to differentiate observers with defective color vision from those with mild or no deficiencies. The fifteen test chips were designed to have equal luminance and saturation values and vary only as a function of hue. The actual hues of the various D-15 chips were carefully chosen so that protans will arrange them one way, deutans in another and tritans in yet a third pattern. By analyzing and recording these patterns, a diagnosis as to type or classification of color vision deficiency is then possible. Although the D-15 test is quick and simple to administer, one drawback is that persons with mild color vision deficiencies will often arrange the chips in a normal pattern based on an apparent brightness gradient rather than color. Thus, although the theoretical design of the D-15 test is valid, it does lack sensitivity. It is not possible to precisely quantify the severity of a color vision deficiency with the D-15 test; however, the number of errors does give an indication.

Selection of ColorMax Lens

        After the diagnostic tests described above are completed and the data analyzed, the doctor selects from one of the ten available ColorMax Lenses, the appropriate ColorMax Lenses for the patient specific color deficiency. The lenses are then tested to measure the patient's performance on the color vision tests and tasks and to evaluate the patient's subjective response to the environment in a non-clinical setting. The appropriate ColorMax Lenses are custom fit to the patient's prescription spectacle, clip-on or as sun glass frames.

Market and Marketing

        ColorMax Lenses are medical devices and may only be distributed through authorized eye care professionals. Our sales force currently consists of 4 persons who market the ColorMax technologies to optometrists and opthamologists. Currently, there are 36 optometrists and opthamologits marketing our ColorMax products in the United States and 21 optometrists and opthamologists marking our ColorMax products in other countries. The primary function of ColorMax's domestic sales force is to expand the ColorMax provider base of eye care professionals and to help existing ColorMax patient base within their practice.

        Our marketing objective is to maximize patient awareness of an effective corrective aid for colorblindness and to make it easy and convenient for color vision deficient patients to locate an eye care professional who can provide them with proper diagnosis for the appropriate ColorMax Color Vision Enhancement Lens for their specific color vision deficiency

        We believe that effective marketing and education, patient service and its relationships with its providers effectively manage their ColorMax Program, including national consumer marketing and extensive practice support such as Internet referrals, marketing materials, public relations assistance and a toll-free patient care line.

        We commenced active marketing in December 1999. Currently, there are 57 eye care professionals designated as ColorMax Centers in the United States, Canada and Australia. We have shipped complete test kits to 10 of these eye care professionals and have made partial shipments to the remaining 47. These shipments have generated approximately $95,000 in revenue. We have received orders for 124 pairs of lenses of which 30 pairs have been shipped. The shipped orders have generated revenues of $13,500.

Advertising  and  Promotion

        ColorMax's products have received significant publicity and media coverage. The media primarily relates to how ColorMax products help people improve and change their lives in fundamental ways as well as to the technology behind the lenses. ColorMax products have been featured in numerous national and local newspapers, television news broadcasts and radio programs. This publicity has helped introduce the ColorMax brand name in the general population and to the colorblind market.

        Our marketing strategy, includes providing demonstrations and lectures to Optometrists and Opthamologists at optical trade shows where they attend to maintain their certification through continuing education. Potential patients learn about ColorMax products through direct mail, print advertisement, in-store visual displays mailers and the Internet. We maintains a strong presence on the Internet. The ColorMax website provides detailed technical information on the science of colorblindness and useful tips on lifestyle. Additionally, patients can find the nearest ColorMax provider on the site. Through the Internet site, we have received thousands of registrations from colorblind people. We are currently assembling a large databases of color deficient people.

Manufacturing

        ColorMax Lenses are made utilizing proprietary precision optical coatings and other processes which adjust the wavelength entering the eye. The manufacture of ColorMax Lenses is conducted in numerous stages and undergo a series of quality control tests before shipment. In September of 1999, ColorMax Technologies relocated its operations to a new manufacturing facility with three built in clean room facilities. ColorMax performs the ColorMax manufacturing methods in this facility using specially designed and engineered equipment. ColorMax's in-house manufacturing process enables production to be conducted in accordance with required quality control standards. We are subject to the FDA's Good Manufacturing Practice requirements.

        The raw materials used in ColorMax Lenses include various chemicals and gases. Our materials are available from a wide selection of suppliers. For prescriptivelenses, the patient's eye care professional will send the patient's prescription lenses to us for our ColorMax process.

Research and Development.

        ColorMax soft contact lenses are currently in development. ColorMax contact lenses are based on the same technology and work similarly to ColorMax Color Vision Enhancement Lenses. Once development is completed, we will seek FDA authorization to market the soft contact lenses. In the event FDA approval is obtained, we intend to distribute ColorMax soft contact lenses through its authorized ColorMax Providers.

Distribution Agreements

        Kimrose Holdings Agreement. On May 1, 1999, RGB Technology, which is now our wholly-owned subsidiary, was granted the exclusive right to distribute ColorMax Lenses in the Unites States, Australia and New Zealand. The distribution agreement requires RGB Technology to do, among other things, the following:

o    spend 5% of sales for advertising and promotion;

o submit an advertising budget to Kimrose not less than 30 days prior to the commencement of any contract year;

o    use an advertising company which has been approved by Kimrose;

o submit advertising and promotional materials to Kimrose for approval prior to use;

o    deliver an advertising expense report to Kimrose by the end of each year;

o purchase 5,000 sets of ColorMax Lenses the first year and 10,000 sets the second year, and to increase the number of sets purchased for each following the second year by 10% to a maximum purchase requirement of 50,000 sets per year.

o pay Kimrose a royalty of 3% of the net wholesale amount of ColorMax Lenses sold.

     The agreement is for a ten year term with two automatic ten year extensions if the agreement is not in breach.

     RGB and Kimrose have, through an oral agreement, modified the agreement so that the manufacturing of the ColorMax Lenses is done by ColorMax Technologies.

        Harvest Capital Agreement. On July 1, 1999, Kimrose Holdings entered into an agreement with Harvest Capital Management, Inc. which granted Harvest Capital Management, the exclusive rights to distribute ColorMax Lenses in the United Kingdom. The terms and conditions of this agreement are similar to the terms and conditions of the agreement between Kimrose Holdings and RGB Technology described above. On August 15, 1999, Harvest Capital Management and Kimrose agreed to the assignment of the agreement to Colormax Technologies and the agreement was then assigned to us. On October 20, 1999 we issued Harvest Capital Management 4,000,000 shares of our common stock for the assignment of the agreement.

        Gem Group Agreement. On July 15, 1999, Kimrose Holdings entered into an agreement with Gem Group, Inc. which granted Gem Group, the exclusive rights to distribute ColorMax Lenses in Japan. The terms and conditions of this agreement are similar to the terms and conditions of the agreement between Kimrose Holdings and RGB Technology described above. On September 6, 1999, Gem Group and Kimrose agreed to the assignment of the agreement to ColorMax Technologies and the agreement was then assigned to us. On November 8, 1999 we issued Gem Group 6,000,000 shares of our common stock for the assignment of the agreement.

        Nano Material Science Agreement. On July 6, 1999, Kimrose Holdings entered into an agreement with Nano Material Science, Inc. which granted Nano Material Science, the exclusive rights to distribute ColorMax Lenses in Canada. The terms and conditions of this agreement are similar to the terms and conditions of the agreement between Kimrose Holdings and RGB Technology described above. On August 27, 1999, Nano Material Science and Kimrose agreed to the assignment of the agreement to ColorMax Technologies and the agreement was then assigned to us. On November 8, 1999 we issued Nano Material Science 4,000,000 shares of our common stock for the assignment of the agreement.

        X-Chrom Agreement. On March 14, 2000, we entered into an agreement with Harry Zeller and Joseph Zallen whereby we acquired the patents, trademarks and technologies related to the X- Crom contact Lens. The X- Chrom contact lens was marketed as a color blindness aid but currently is not being marketed. We are currently attempting to develop a soft contact lenses using the ColorMax technology for marketing under the X-Chrom name. The agreement provides for a royalty of 7 1/2 percent on net sales of the contact lens with a minimum royalty of $10,000 per quarter.

Patents and Trademarks

        We own no patents relating to the ColorMax technology and, to our knowledge, no patents have been issued for the ColorMax technology. We believe that patents applications will be filed this year. We have acquired a patent for the X-Chrom Contact Lenses which was patented in the United States and Canada.

        We have entered into an agreement with Color Vision Technologies which allows us to use the trademark "ColorMax". We have acquired the trademark "X-Chrom" which mark was registered in the United States and in Canada.

Government Regulation

     Our ColorMax Lenses are classified as medical devices, subject to the provisions of the Food, Drug and Cosmetic Act (the FDC Act) and implementing regulations. The 1976 Medical Device Amendments and the Safe Medical Device Amendments of 1990 provides comprehensive regulation of all stages of development, manufacture, distribution and promotion of medical devices. The two primary regulatory routes by which to bring a product to market are: the
Premarket Approval Application (PMA) and the Premarket Notification (510(k) Notification). The PMA
requires a comprehensive review of specified pre-clinical and clinical data, which results in a finding that a device is safe and effective for its designated indicated use. The 510(k) Notification permits marketing upon a demonstration to the FDA's satisfaction that a device is Substantially Equivalent" to a device already in commercial distribution. In general, the clearance process can require extended periods of testing. Review of submissions can take prolonged, indefinite periods of time and involve significant resource expenditures. There is no certainty that the FDA will clear any given device for marketing.

        A 510(k) Notification was filed in connection with ColorMax Lenses and in November 1999, the FDA granted clearance to market ColorMax Lenses under the 510(k) Notification.

        All medical devices must be manufactured in accordance with Good Manufacturing Practices specified in implementing regulations under the FDC Act. These practices control every phase of production from the incoming receipt of raw materials, components and subassemblies to the labeling, tracing of consignees after distribution and follow-up and reporting of complaint information. The FDA has the authority to conduct unannounced inspections of all facilities where devices are manufactured or assembled, and if the investigator observes conditions which might be violations, those conditions must be corrected or satisfactorily explained, or the Company could face regulatory action that might include physical removal of the product from the marketplace. The FDA also regulates and supervises labeling for devices.

        Recently, the FDA has pursued a more rigorous enforcement program to ensure that regulated firms comply with the provisions of the FDC Act. A firm not in compliance may face a variety of regulatory actions, ranging from warning letters, product detention, device alerts and mandatory recalls or field corrections to seizures, injunction actions, civil penalties and criminal prosecutions of the company and/or responsible individual employees, officers or directors. The commencement of any action against it of the type described above could seriously impact of a company's ability to conduct business.

        We are offering ColorMax Lenses in Australia and Canada and we plans to distribute ColorMax Lenses and other medical devises in other foreign countries in the future. Our medical device products will be subject to a wide variety of laws and regulations in these markets, ranging from simple product registration in certain countries to complex clearance and production controls in others. The extent and complexity of regulation of medical devices is increasing worldwide. We anticipate that this trend will continue, and that the cost and time required to obtain approval to market in any given country will greatly increase, with no assurance that such approval will be obtained.

Competition

        It is our understanding that the FDA has not given approval to any other optical aids for red-green color vision deficiencies. However, there can be no assurance that FDA approval for competitive products will be given in the future. We are aware of Coloryte, a company operating in Hungary, and Chromagen, a company operating in the United Kingdom, who have commenced marketing color visions aids.

        We anticipate that other competitors may enter in the market in the future. To remain competitive, we must continue to provide technologically advanced optical related products services, maintain quality levels, provide products on a reliable basis, and compete favorably on the basis of price. If no additional competitors do enter the market, they may have capital or advantages over us and there can be no assurance we could effectively compete in such event.

Employees

        We employ approximately 23 full-time employees of which 7 are involved in manufacturing, 11 in sales, design and project management and 5 in administration. We will hire part-time and additional full-time employees on an "as-needed" basis. None of our employees are represented by a labor union. We believe that our relationship with our employees is good.

Facilities

        Our headquarters and manufacturing facilities are located in Tustin, California. Our lease expires August 31, 2004. Our rent is currently $8,419 per month.

                                  MANAGEMENT

        The following table sets forth the name, address, age and position of each officer and director of the Company:


        Name                              Age   Position

        Robert S. Iger                    59    Chief Executive Officer/Director
        Donald H. Hansen, O.D.            73    President/Director
        John D. Janzti, O.D.              52    Vice President/Director
        Julie L. Kim                      25    Secretary/Treasurer/Director
        Kenneth M. Larkin, O.D. F.A.A.O   52    Director
        Joseph L. Bruneni, O.D., F.N.A.O  65    Director
        Richard Hahn                      64    Director


       Background information concerning the Company's officers and directors is as follows:

     ROBERT S. IGER. Mr. Iger was appointed a director of ColorMax Technolgoies in January 2000 and was appointed, Chief Executive Officer in March 2000. Mr. Iger holds a J.D. Degree from Western States University and a Masters Degree in Economics and Econometrics from the State University of New York at Buffalo. During the last five years, he has been engaged in private law practice. Mr. Iger is on the Board of Directors of Recom Managed Systems, a publicly held computer services company. Mr. Iger serves on the board of advisors for the Orange County Museum of Art and the Orange County High School of the Arts. Mr. Iger teaches Cross Functional Management Requirements for Technical Entrepreneurs at the Business, Management and Corporate Education Department of UCI's University Extension, and is also an adjunct professor at the University of Phoenix where he teaches Economics and Business Law.

     DR. DONALD H. HANSEN, O.D. Dr. Hansen has been President and Director of ColorMax since 1999. He is a graduate of Coe College in Cedar Rapids, Iowa, and the Illinois College in Cedar Rapids, Iowa, and the Illinois College of Optometry. He has owned and operated the Main Vision Clinic & Contact lens Center of Davenport, Iowa, since 1968. Since 1993, Dr. Hansen has been the President/CEO of The American College of Ophthermology, Inc., and Supervision Research Development Company, Inc., both of which are devoted to research into eye temperature measurement and diagnosis of health problems based on ocular thermal mapping. Dr. Hansen has conducted extensive research on the relationship between low ocular blood flow and increased risk of stroke and heart attack. He is a member of numerous professional organizations, including American Optometric Association and the Iowa Optometric Association.

Dr. Hansen is the founder of the National Councilof Ophthalmic Inventors and the National Care Association.

     DR. JOHN D. JANTZI, O.D. Dr. Janzti has been Vice President and a Director of ColorMax since 1999. He received his Doctor of Optometry degree from the University of Waterloo in 1975, and was granted a Master of Science degree in physiological optics in 1981. Dr. Jantzi has practiced optometry in the Vancouver area since that time. He co-produced the award winning television program "Life is Worth Seeing," which is televised annually by the Knowledge Network in British Columbia. Dr. Jantzi is a frequent lecturer and has participated in over 30 clinical research projects with the U.S. Food and Drug Administration and numerous major ophthalmic corporations. He was the editor-in-chief of the Canadian Vision science journal Practical Optometry from 1990 to 1998. Dr. Jantzi is a member of the Canadian Association of Optometrists, the Ontario Association of Optometrists, and the British Columbia Association of Optometrists.

     JULIE L. KIM. Ms. Kim has been the Secretary, Treasurer and a Director of ColorMax since 1999. She graduated from Cornell University in 1997 with a degree in Business Administration. From 1995 to 1996, she was the Vice President for Development of Light Drive Technologies, Inc. From 1997 to 1998, she served as a Consultant for Ernst & Young LLP and E&Y Kenneth Leventhal Real Estate Group in New York City and Miami. Ms. Kim is the creator of Lodging Magazine's Lodging Stock Index, which tracks the performance of lodging stocks versus the Standard & Poor's 500. Ms. Kim is a member of the Cornell Society of Hotelmen.

     DR. MICHAEL LARKIN, O.D., F.A.A.O. Dr. Larkin was appointed as a director of ColorMax in March 2000. He as been a practicing optometrist since 1973. He obtained his O.D. Degree from the Southern California College of Optometry and is Assistant Professor in the Department of Ocular Disease there. A Fellow of the American Academy of Optometry and past member of the Harvard University Technical Consulting Group, Dr. Larkin served on the ad hoc health committee on health care reform under the Clinton administration. In 1979, he had the honor of being named "O.D. of the Year" by the California Optometric Association and "Teacher of the Year" by the Southern California College of Optometry, as well as being named "O.D. of the Year" by the Orange County Optometric Society for 1985 and 1986.

     JOSEPH L. BRUNENI, F.N.A.O. Mr. Bruneni has been a director of the Company since March 2000. Mr. Brueni has more than 40 years experience in the ophthalmic eyewear industry. He served for 12 years as Special Consultant to the Optical Laboratories Association and the California Optical Association, as well as Executive Director and Industry spokesperson for the Polycarbonate Council, an industry coalition of manufacturers and laboratories dedicated to informing eye care professionals and consumers on advancements in the field of polycarbonate Lens. He is a recipient of the Goodfellow Award in 1994 and a Fellowship in the National Academy of Optometry in 1998.

     RICHARD A. HAHN. Mr. Hahn has been a director of ColorMax since March 2000, He is the founder and General Partner of Enterprise Connections LLC, a management consulting firm that assists early stage companies in business planning. He is Executive Vice President of International Meta Systems, Inc. He served as President and CEO of Fingraph Corporation, an early innovator of financial graphic PC software, and was a founder and General Partner of Power Marketing Group, a marketing and management consulting firm to the computer industry.

                            MANAGEMENT COMPENSATION

     The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the last three years to the Company's Chief Executive Officer and to the Company's most highly compensated executive officers other than the CEO, whose annual salary and bonus exceeded $100,000:

                             SUMMARY COMPENSATION TABLE

                                                        Long Term Compensation
                                                       ------------------------
                                    Annual Compensation               Awards         Payouts
                                 --------------------------      ---------------    ---------

(a)                     (b)      (c)        (d)        (e)        (f)        (g)      (h)      (i)
                                                      Other      Restrict                      All
                        Year                          Annual     Stock      Option/   LTIP     Other
Name and Principal      Ended    ($)        ($)       Compen     Awards     SAR's     Payouts  Compen-
Position                12/31  Salary(1)    Bonus     sation($)   ($)        (#)       ($)     sation($)
----------------------------------------------------------------------------------------------------------

Donald H.               1999     -0-        -0-       $-0-      $16,667     -0-      $-0-      $-0-
Hansen (1)
President
----------------------------------------------------------------------------------------------------------

      (1) During the fiscal year ended December 31, 1999, ColorMax Technologies did not pay or accrue any cash salary or other cash compensation to its President but it did issue 33,334 shares of our common stock to Dr. Hansen for services rendered. We also issued 30,000 shares of our common stock each to officers John D. Jantzi and Julie L. Kim for services rendered. These shares were valued by ColorMax at $1.00 per share. We also accrued but did not pay, compensation in the amount of $42,000 to Julie Kim for services rendered during the fiscal year ended December 31, 1999. Subsequent to end of the fiscal year, ColorMax appointed Robert S. Iger as Chief Executive Officer. Mr. Donald H. Hansen continues to serve as president of ColorMax.

Options Grants in Last Fiscal Year

     There were no grants of stock options made during 1999 to our executive officers

Stock Options Held at End of Fiscal 1998

      No Stock Options, stock appreciation rights or other compensation were granted to our president or other officers during 1999.

Compensation of Directors

      ColorMax Technologies does not currently compensate its directors for director services to ColorMax Technologies. We anticipate that more formal compensation arrangements with our directors will be finalized during the second or third quarter of this year.

Employment Agreements

      We have no written employment agreements with our management. Currently, the only officers receiving cash compensation for services rendered are Robert
S. Iger, our Chief Executive Officer, who is being paid a salary of $10,000 per month, and Julie L. Kim, our Secretary/Treasurer who is being paid a salary of $8,000 per month. We anticipate that more formal compensation arrangements with our management will be finalized during the second quarter of this year.

Stock Option Plans and Other Incentive Compensation Plans

      As of the date of this Prospectus, we have not adopted any employee or director stock option plan or any other incentive compensation plan for directors and employees of ColorMax. We anticipate that our Board of Directors will, in the near future, adopt incentive compensation plans to provide reward and incentives to employees, directors and agents of ColorMax.

                            PRINCIPAL STOCKHOLDERS

      The following table sets forth information concerning the beneficial ownership of ColorMax Technologies' common stock as of April 17, 2000, by each director and executive officer, all directors and officers as a group, and each person known to ColorMax Technologies to beneficially own 5% or more of its outstanding common stock.

      Name and Address                                               Percentage
      of Beneficial Owner                   Shares Owned(1)          Owned
     --------------------------------------------------------------------------

      Robert S  . Iger                          -0-                    -0-
      14251 Chamber Road,
      Tustin California 92780

      Donald H. Hansen                         61,814                  (2)
      14251 Chamber Road
      Tustin California 92780

      John D. Janzti                           50,000                  (2)
      14251 Chamber Road
      Tustin California 92780

      Julie L. Kim                             50,000                  (2)
      14251 Chamber Road
      Tustin California 92780

      Kenneth M. Larkin                         -0-                    -0-
      14251 Chamber Road
      Tustin California 92780

      Joseph L. Bruneni                         -0-                    -0-
      14251 Chamber Road
      Tustin California 92780

      Richard A. Hahn                           -0-                    -0-
      14251 Chamber Road
      Tustin California 92780

      Kimrose Holdings Limited              4,913,844                  21%
      Rms. 903-905 Kowloon Center
      29-43 Asley Road
      Kowloon, Hong Kong

      Harvest Capital Management            3,846,104                 17%
      60 Market Square, Suite 364
      Belize City, Belize

      Gem Group, Inc                        6,000,000                 26%
      50 West 34th Street, Suite 1705
      New York, NY 10001

      Nano Material Science, Inc.           4,000,000                 17%
      2446 Cawthra Road
      Mississauga, Ontario
      Canada

      All officers and Directors as a group   161,814                  1%
      (7 persons)

      (1) Based upon 22,902,582 shares of common stock issued and outstanding as of April 12, 2000, calculated in accordance with Rule 13d-3 promulgated under the Exchange Act. It also includes shares owned by (i) a spouse, minor children or by relatives sharing the same home, (ii) entities owned or controlled by the named person and (iii) other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, shares are owned of record and beneficially by the named person.

      (2) Less than one percent.


                           DESCRIPTION OF SECURITIES
General

      The following description of ColorMax Technologies' common stock and preferred stock is a summary only. This summary is qualified in its entirety by reference to the applicable instruments and governing law, including without limitation, ColorMax Technologies' Certificate of Incorporation, as amended and Bylaws and the General Corporation law of the State of Delaware. The authorized capital stock of ColorMax Technologies consists of (i) 100,000,000 shares of common stock, $.001 par value; (ii) 1,000,000 shares of Class A Convertible Preferred Stock, $.10 par value; (iii) 50,000,000 shares of Class B Convertible Preferred Stock, $.001 par value and 50,000,000 shares of Class C Convertible Preferred Stock, $.001 par value. ColorMax's Board of Directors established, as part of Class B Convertible Preferred Stock, a Series B Convertible Preferred Stock consisting of 40,000 shares.

      As of April 18, 2000, the following shares of ColorMax capital common stock were issued and outstanding:

   Class of Stock                         Shares Outstanding
-------------------------------------------------------------------------------

   Common Stock                           22,902,582

   Class A Convertible Preferred Stock    None

   Class B Convertible Preferred Stock    40,000 (all of which is designated as
                                          Series B Convertible Preferred Stock)

   Class C Convertible Preferred Stock    None

Common Stock

      Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the dividend preferences attributable to the preferred stock. Upon the liquidation, dissolution or winding up of ColorMax Technologies, holders of common stock are entitled to receive ratably the net assets of ColorMax Technologies available for distribution to such holders after preferred distributions to holders of preferred stock. Holders of common stock have no preemptive or redemption rights.

Class A, Class B and Class C Convertible Preferred Stock

      We are authorized to issue up to 101,000,000 shares of convertible preferred stock allocated among Class A, Class B and Class C as described above. Each Class of Preferred stock may be issued in such Series and with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. No Shares of Class A or Class C Convertible Preferred Stock are issued.

      The  Board  of  Directors  has   authorized  and  designated  a  Series  B
Convertible Preferred Stock from the authorized Class B Convertible Preferred Stock, the designations, rights and preferences of which are described below.

Series B Convertible Preferred Stock

       The Board of Directors has designated a Series B Convertible Preferred Stock from our Class B Convertible Preferred Stock. Series B Preferred Stock consists of 40,000 shares, all of which are issued and outstanding. The Series B Preferred Stock was sold at the price of $100 per share (the "Original Issue Price"). The general terms of the Series B Preferred Stock are as follows:

            Dividends. The holders of the shares of the Series B Preferred Stock are entitled to receive cumulative, cash dividends at a rate of 7% per year, which dividends are payable in semi-annually. At the sole discretion of the holders of the Series B Preferred Stock, dividends may be paid in cash or in ColorMax Technologies common stock at the Conversion Price.

            Liquidation Preference. In the event of any liquidation, dissolution or winding up of ColorMax, holders of the Series B Preferred Stock shall be entitled, in preference to the holders of the common stock, to be paid first out of assets and funds of ColorMax Technologies available for distribution to holders of ColorMax's capital stock in the amount of $100.00 per share, plus declared but unpaid dividends.

            Conversion Rights. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the earlier of

         (a) one hundred twenty (120) days after the issuance of such shares, or

         (b) the Effective Date of the Registration Statement,

      Fifty  percent  of the  Series B  Preferred  Stock  held by the  holder is
      convertible   during  any  thirty   (30)  day  period  once  it  is  first
      exercisable.

      The Series B Preferred Stock is convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price ($100) by the Conversion Price applicable to such share in effect on the Conversion Date.

      The Conversion Price is 82.5% of the lowest three (3) day (not necessarily consecutive) average closing bid price of the Company's Common Stock for the twenty consecutive (20) trading days prior to the Conversion Date. In no event shall the Series B Conversion Price exceed 120% of the closing bid price of the Company's common stock on the day prior to the closing date.

            Voting Rights. At any meeting of ColorMax's stockholders or in any action of stockholders taken by way of written consent in lieu of a meeting, the holders of the Series B Stock shall be entitled to the number of votes equal to the number of shares into which the Series B Stock could be converted at the time of such voting or written consent.

            Restrictions. The terms of the Series B Preferred Stock restrict us from taking certain actions while at least 67 percent of the Series B Preferred Stock is outstanding. Such restrictions include, but are not limited to: the payment of dividends on common stock, the redemption of common stock or preferred stock (except pursuant to the terms of the Series B Preferred Stock), the sale of substantially all of our assets or our merger with any other company and certain changes in our capital structure.

Warrants

      As of April 20, 2000, there were outstanding warrants to purchase76,471 shares of ColorMax Technologies common stock at an exercise price of $12.75 per share, subject to adjustment in the case of stock splits, stock dividends, below market issuances or a merger or consolidation. The warrants are exercisable until March 6, 2004. The shares issuable upon the exercise of these Warrants are part of the shares registered for resale pursuant to the registration statement of which this Prospectus is a part.

Anti-takeover Provisions

         Our Board of Directors has the authority to issue up to 101,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Although we have no present intention to issue any additional shares of preferred stock, any issuance of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Additionally, we are subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits us from engaging in a "business combination" win an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could have the effect of delaying or preventing a change of control.

Transfer Agent

         Atlas Stock Transfer, 5899 South State Street, Murray, UT 84107, telephone (801) 266- 7151,has been appointed as the transfer agent for our common stock.


                             PLAN OF DISTRIBUTION

      The shares being offered hereby by the Selling Stockholders may be acquired from time to time, upon conversion of our Series B Preferred Stock or exercise of warrants or options. The actual number of shares of our common stock issued or issuable upon conversion of the Series B Preferred Stock is subject to adjustment depending on factors which cannot be predicted by us at this time, including the future market price of our common stock.

      The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o    short sales;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 promulgated under the Securities Act, if available, rather than under this Prospectus. The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

       The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We have agreed to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Selling Stockholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act. The Selling Stockholders and other persons participating in the distribution of the shares offered hereby are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934 in connection with the sales of the shares

                             SELLING SHAREHOLDERS

      The following table sets forth the names of the Selling Stockholders, the number of shares of common stock beneficially owned by the Selling Stockholders and the number of shares of common stock which may be offered for sale pursuant to this Prospectus by such selling stockholder. The offered shares of common stock may be offered from time to time by each of the Selling Stockholders named below. See "Plan of Distribution." However, the Selling Stockholders are under no obligation to sell all or any portion of the shares of common stock offered, nor are the Selling Stockholders obligated to sell such shares of common stock immediately under this Prospectus.

      Particular Selling Stockholders may not have a preset intention of selling their shares and may offer less than the number of shares indicated. Because the Selling Stockholders may sell all or part of the shares of common stock offered hereby, no estimate can be given as to the number of shares of common stock that will be held by the Selling Stockholders upon termination of any offering made hereby. The number of shares of common stock issuable upon conversion of the Series B convertible preferred stock and upon exercise of warrants are subject to adjustment by reason of stock splits, stock dividends and other similar transactions, additional issuances of securities or variation in the price of ColorMax Technologies' common stock.

                                Number of Common
                                Shares Beneficially         Common Shares
Name of Selling Stockholder     Owned Prior to Offering     Offered Hereby (1)
---------------------------     -----------------------     --------------

Brook Road LLC                      1,756,471 (2)             1,756,471
Commercial Center
P.O. Box 31106 SMB
Grand Cayman, Cayman

Ladenburg Thalmana & Co., Inc.      20,000 (3)                 20,000
590 Madison Avenue
New York, NY 10022

      (1) The Selling Stockholders may, but are not required to, sell shares in connection with this offering.

      (2) Consists of (i) up to an estimated 1,700,000 shares issuable upon the conversion of Series B Preferred Stock and (ii) 56,471 shares issuable upon the exercise of Warrants. The Warrants are exercisable at $12.75 per share until March 6, 2004. Brook Road LLC will receive the shares offered by this Prospectus upon conversion of our Series B Preferred Stock (Preferred Stock") or exercise of the Warrants.

      On March 6, 2000, we entered into an agreement with Brook Road pursuant to which it invested $4 million in our company. Pursuant to such agreement, we issued Brook Road 40,000 Shares of Series B Preferred Stock and the Warrants. The estimated number of shares issuable upon conversion of the Series B Preferred Stock is based on an estimated conversion price of $4.95 per share of common stock. The actual number of shares of common stock issuable upon conversion of the Series B Preferred Stock currently is indeterminable, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of the common stock. The 1,700,000 shares registered for issuance upon conversion of the Series B
Preferred Stock represents approximately 200% of the total amount of shares which we currently anticipate will be issued by ColorMax Technologies to Brook Road in the conversion. We have agreed to register this amount pursuant to our agreement with Brook Road. Any of these shares not actually issued in the conversion will be deregistered by ColorMax and will not be issued to Brook Road.

      Because of the possibility that the number of shares of common stock outstanding increases due to a stock split, dividend or antidilution adjustments, the number of shares of common stock issuable upon such conversion or exercise and subject to this Prospectus is indeterminate and this Prospectus relates to the resale of such entire indeterminate number of shares of common stock. Other than the ownership of our securities, Brook Road has had no material relationship with us within the past three years.

      Any shares registered hereunder not issued in connection with the conversion of the Series B Preferred Stock will be unregistered by a post-effective amendment to the Registration Statement of which this Prospectus is a part.

      (3) Consists of shares issuable upon the exercise of Warrants. Such Warrants are exercisable at $12.75 per share until March 6, 2004.


                             CERTAIN TRANSACTIONS

Acquisition of RGB Technology

      On June 8. 1999, ColorMax Technologies (then called Renu U International) acquired 100% of the common stock of RGB Technology Group, Inc. which was organized in the state of Delaware on April 28, 1999. RGB Technology was, prior to our acquisition, a wholly-owned subsidiary of Kimrose Holdings, Inc., a Hong Kong corporation. Kimrose spent several years developing the basic ColorMax technology and on May 1, 1999, Kimrose entered into an Exclusive Distribution Agreement with RGB Technology, Kimrose's wholly-owned subsidiary (See Business of ColorMax

- Exclusive Distributorship Agreement). RGB Technology's primary asset at the time it was acquired by ColorMax was its rights under the Exclusive Distributorship Agreement.

      The basic structure and terms of the transaction between ColorMax and Kimrose were as follows:

o    Immediately prior to the acquisition,  there were  approximately  9,961,241
     shares  of  ColorMax  (then  called  Renu  U   International)   issued  and
     outstanding.

o ColorMax issued 90,000,000 shares of its $.001 par value common stock to Kimrose in exchange for all of the issued and outstanding shares of RGB Technology.

o Following the acquisition of RGB Technology, ColorMax effected a 1 for 30 reverse split reducing its issued and outstanding shares from approximately 99,961,241 to approximately 3,332,041. (On January 6, 2000, a 2 for 1 forward split stock was effected and these shares were increased to approximately 6,554,082).

o The previous management of ColorMax resigned and Donald H. Hansen, John D. Janzti and Julie L. Kim were appointed as officers and directors of the ColorMax.

Name Change

      On September 9, 1999, an Amendment to our Certificate of Incorporation was filed in the State of Delaware changing our name from Renu U International, Inc. to ColorMax Technologies, Inc.

Acquisition of Additional Marketing Rights

      On September 6, 1999, ColorMax Technologies acquired the marketing rights for the ColorMax products and technology for Japan from Gem Group, Inc. in exchange for 6,000,000 shares of our common stock.

      On August 15, 1999, ColorMax Technologies acquired the marketing rights for the ColorMax products and technology for the United Kingdom from Harvest Capital Group Management, Inc. in exchange for 4,000,000 shares of our common stock.

      On August 27, 1999, ColorMax Technologies acquired the marketing rights for the ColorMax products and technology for Canada from Nano Material Services , Inc. in exchange for 4,000,000 shares of our common stock.

Shares Issued for Services

      On September 3, 1999, ColorMax Technologies issued 300,000 of our common stock to Michael Swader and Hee K. Moon for marketing services related to ColorMax Technologies' product line. (On January 6, 2000, a 2 for 1 forward split stock was effected and these shares were increase to approximately 500,000). These shares were registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on September 2,1999.

      On November 18, 1999, ColorMax Technologies issued 250,000 of our common stock to E.S. Whang for technical services related to ColorMax Technologies' product line. (On January 6, 2000, a 2 for 1 forward split stock was effected and these shares were increase to approximately

500,000). These shares were registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on November 18, 1999.

January 6, 2000 Reverse Stock Split

      On January 6, 2000, we filed an Amendment to our Certificate of Incorporation with the Office of the Delaware Secretary of State which effected a 2 for 1 forward stock split. As a result of this stock split, the 11,372,957 shares of our common stock were increased to 22,751,914.

Loans From Related Parties

      At December 31, 1999, ColorMax had been owed $179,300 for loans made by the following:

      Lender                               Principal amount       Due Date
     -------------------------------------------------------------------------
      Color Vision Technologies, Inc           $96,000            1/15/2001
      Julie L. Kim                             $83,300            1/15/2001

      All of such loans bear interest at the rate of eight percent per annum.

                               LEGAL PROCEEDINGS

      We are not a party to any material legal proceedings.


                       SHARES ELIGIBLE FOR FUTURE SALE

      As of the date of this Prospectus, we have 22,902,582 shares of common stock issued and outstanding. Approximately 1,873,480 of these shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of the common stock in the public market may hurt the stock's market price.

      In general, under Rule 144, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from us or the date they were acquired from an Affiliate (as that term is defined in Rule
144), then the holder of such restricted securities is entitled to sell a number of shares of common stock equal to 1% of the issued and outstanding shares of common stock (approximately 24,000,000 shares immediately after this offering) or the average weekly reported volume of trading of the common stock on The Nasdaq SmallCap Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information about us. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from us or the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described below. We cannot make any predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

                                    EXPERTS

      Our consolidated financial statements as of December 31, 1999, and for the year ended December 31, 1999, are included in this Prospectus and have been audited by Anderson, Anderson & Strong, our auditors, as indicated in their report that accompanies the financial statements, and are incorporated in this Prospectus in reliance on the firm of Anderson, Anderson & Strong as experts in accounting and auditing.

                                 LEGAL OPINION

      Cohne, Rappaport & Segal, attorneys at law, 525 east 100 South, Fifth Floor, Salt Lake City, UT, 84102, is giving an opinion regarding the validity of the offered shares.


                     WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's web site located at http://www.sec.gov.

       We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock covered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Prospectus, please refer to the Registration Statement, including the exhibits. Copies of the Registration Statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the Registration Statement.

      We are subject to the reporting requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC set forth above, and copies of such materials can be obtained from the SEC's Public Reference Section at prescribed rates. We furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

               [LETTERHEAD OF ANDERSEN, ANDERSEN & STRONG, L.C.]



Board of  Directors
ColorMax Technologies, Inc.
Tustin, Ca

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We have audited the accompanying consolidated balance sheet of Colormax Technologies, Inc., and Subsidiary, at December 31, 1999 and the related statements of operations, stockholders' equity, and cash flows for the period April 28, 1999 (date of inception) to December 31, 1999 These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ColorMax Technologies, Inc., and Subsidiary at December 31, 1999 and the results of operations, and cash flows for the period April 28, 1999 (date of inception) to December 31, 1999 , in conformity with generally accepted accounting principles.


                                    ANDERSEN, ANDERSEN & STRONG, L.C.

Salt Lake City, Utah
March 22, 2000

                   COLORMAX TECHNOLOGIES, INC. AND SUBSIDIARY
                           (Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS
                                December 31, 1999
 ------------------------------------------------------------------------------

                                              ASSETS
CURRENT ASSETS
    Cash                                                      $       12,314
     Accounts receivable                                               2,000
     Inventory                                                         6,601
     Prepaid expenses                                                 20,102
                                                              ---------------
      Total Current Assets                                            41,017
                                                              ---------------

PROPERTY AND EQUIPMENT - net of accumulated depreciation             113,612
                                                              ---------------

OTHER ASSETS
     Marketing rights - net of amortization - Notes 2 and 5        1,372,733
     Deposits                                                         13,519
                                                              ---------------


                                                                  $1,540,881
                                                              ===============

                             LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
    Accounts payable - related parties                         $     118,562
     Accounts payable                                                127,969
                                                              ---------------
          Total Current Liabilities                                  246,531
                                                              ---------------

LONG TERM DEBT AND OTHER CONTINGENCIES
     Notes payable - related parties - Note 6                        179,300
                                                              ---------------

STOCKHOLDERS' EQUITY
    Convertible preferred stock
        101,000,000 shares authorized,  series A and B at $.10
          par value, series C at $ .001 par value - none
           outstanding
           Common stock
        100,000,000 shares authorized, at $0.001 par value;
        22,751,914 shares issued and outstanding                      22,752
     Capital in excess of par value - Note                         3,079,082
     Accumulated deficit during development stage - Note 4        (1,986,784)
                                                              ---------------
      Total  Stockholders' Equity                                  1,115,050
                                                              ---------------
                                                                 $ 1,540,881
                                                              ===============

     The accompanying notes are an integral part of these financial statements.

                    COLORMAX TECHNOLOGIES INC. AND SUBSIDIARY
                           (Development Stage Company)
              CONSOLIDATED STATEMENTS OF OPERATIONS For the Period
             April 28, 1999 (date of inception) to December 31, 1999
                                    (Note 4)

-------------------------------------------------------------------------------




REVENUES                                                         #       3,150
                                                                ---------------



EXPENSES

    Administrative and developmental                                 1,960,970
    Amortization                                                        23,267
    Depreciation                                                         5,697
                                                                ---------------

                                                                     1,989,934
                                                                ---------------

          Net Loss                                               $  (1,986,784)
                                                                ===============






 GAIN (LOSS) PER COMMON SHARE

     Basic                                                       $        (.21)
                                                                ---------------


AVERAGE  OUTSTANDING  SHARES

     Basic                                                           9,694,600
                                                                ---------------




     The accompanying notes are an integral part of these financial statements.

                   COLORMAX TECHNOLOGIES, INC. AND SUBSIDIARY
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
               For the Period April 29, 1999 to December 31, 1999

------------------------------------------------------------------------------

                                                                            Capital in
                                                    Common Stock            Excess of       Accumulated
                                              Shares            Amount      Par Value       Deficit
                                             -----------------------------------------------------------

Balance April  1,  1999
   (date of inception - note 4)               672,580           $ 673       $    (672)        $   -

Issuance of common stock for all stock
    of   RGB Technology - no recorded
    value -  June 9, 1999 - Note 4          6,000,000           6,000          (6,000)            -

Issuance of common stock for expenses
    and services at $.21-July to Oct 1999   1,373,334           1,373         291,960             -

Issuance of common stock for cash at
   $.50 - July and August 1999                200,000             200          99,800             -

Issuance of common stock for United
   Kingdom marketing rights -
   at $.10 -  November 8,  1999             4,000,000           4,000         396,000             -

Issuance of common stock for Japan
   and Canada marketing rights
   at $.10 - November 8, 1999              10,000,000          10,000         990,000             -

Issuance of common stock for services -
   at $2.50 - November 18, 1999               500,000             500       1,249,500             -

Issuance of common stock for services
   at $2.25 - December 30, 1999                 6,000               6          13,494             -

Contribution to capital - equipment               -                -           45,000             -

Net operating loss for the period April 9,
   1999 to  December 31, 1999                     -                -             -           (1,986,784)

                                          ---------------------------------------------------------------
Balance December 31, 1999                  22,751,914        $ 22,752      $3,079,082       $(1,986,784)
                                          ===============================================================

    The accompanying notes are an integral part of these financial statements

                   COLORMAX TECHNOLOGIES, INC. AND SUBSIDIARY
                          ( Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
     For the Period April 28, 1999 (date of inception ) to December 31, 1999
                                    (Note 4)

------------------------------------------------------------------------------


CASH FLOWS FROM
OPERATING ACTIVITIES

Net profit (loss)                                                 $ (1,986,784)

Adjustments to reconcile net loss to
net cash provided by operating activities

   Amortization of marketing rights                                     23,267
   Depreciation                                                          5,697
   Issuance of common stock for expenses                             1,556,833
   Changes in inventory                                                 (6,601)
   Change in accounts receivable                                        (2,000)
   Change in prepaid expenses and deposits                             (33,621)
   Change in  accounts payable                                         429,831
                                                                 ---------------

Net Cash Used  by Operations                                           (13,378)

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of equipment                                               (74,308)
                                                                 ---------------
CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of common stock                              100,000
                                                                 ---------------


Net Increase (Decrease) in Cash                                         12,314

Cash at Beginning of Period                                               -
                                                                 ---------------

Cash at End of Period                                                  $12,314
                                                                 ==============



NONCASH OPERATING AND INVESTING ACTIVITIES

Issuance of 1,373,334 common shares for expenses - 1999               $293,333
                                                                 ---------------

Issuance of 14,000,000 common shares for marketing rights - 1999     1,400,000
                                                                 ---------------

Contribution to capital - equipment - 1999                              45,000
                                                                 ---------------


   The accompanying notes are an integral part of these financial statements.

                   COLORMAX   TECHNOLOGIES,  INC. AND SUBSIDIARY
                            (Development Stage Company)
                           NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


1.   ORGANIZATION

The Company was incorporated under the laws of the State of Delaware on June 14, 1971 with name "World Com, Inc.". There have been several name changes and authorized stock changes resulting in the present name and the authorized shares shown in the balance sheet.

The authorized convertible preferred shares consist of 1,000,000 Class A at $.10 par value, 50,000,000 Class B at $.001 par value, and 50,000,000 class C at $.001 par value.

The Company has been involved in various activities over the years and during the year 1983 discontinued all operations until 1996 when the Company started developmental work on a device to be used in the physical care field however during June 1999 the Company transferred the business as part of an acquisition and reorganization and is now engaged in the business as outlined in note 4.

On July 12, 1999 the Company completed a reverse stock split of 30 shares of outstanding stock for one share and on January 7, 2000 a forward stock split of two shares for each outstanding share. This report has been prepared showing after stock split shares from inception.

The company is in the development stage.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes

On December 31, 1999, the Company had a net operating loss carry forward of $1,986,477. The tax benefit from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has not started operations and is unable to project a reliable future net profit. The loss carryforward will expire in 2021.

                   COLORMAX TECHNOLOGIES, INC. AND SUBSIDIARY
                           (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (Continued)
 ------------------------------------------------------------------------------


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary after the elimination of intercompany transactions.
Note 4

Marketing Rights

Marketing rights are amortized, on the straight line method, over ten years.

Property and Equipment

Office and manufacturing equipment is being depreciated on the straight line method over three, five, and seven years and summarized as follows;

              Cost                                 $119,309
              Accumulated depreciation                5,697
                                                  ----------
              Net                                   113,612
                                                  ----------

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding, after the stock splits. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of the preferred share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Comprehensive Income

     The Company adopted Statement of Financial Accounting Standards No. 130. The adoption of this standard had no impact on the total stockholder's equity on June 30, 1999.

Accounting for Stock-Based Compensation

     The Company has adopted Statement of Financial Accounting Standards No. 123 but has elected to continue to measure compensation cost under APB 25. The adoption of FASB No. 123 has no impact on the Company's financial statements.

                   COLORMAX TECHNOLOGIES, INC. AND SUBSIDIARY
                           (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (Continued)

 ------------------------------------------------------------------------------


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

Financial Instruments

The carrying amounts of financial instruments, including all assets and liabilities shown in the balance sheet, are considered by management to be their estimated fair values.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

3.   TRANSFER OF COMPANY ASSETS IN EXCHANGE FOR ALL LIABILITIES

During June 1999 the Company transferred all its assets and the business in the physical care field in exchange for the assumption of all its liabilities, as part of an acquisition and reorganization outlined in note 4, between the Company and RGB Technology Group, Inc. and Kimrose Holdings. At the report date $ 175,000 of assumed liabilities had been paid. The remaining balance of $204,260 will remain as a contingent liability to the Company until they are satisfied. Management believes the liabilities will be fully satisfied by the predecessor.

4.   ACQUISITION OF ALL OUTSTANDING STOCK OF RGB TECHNOLOGY GROUP
         INC.
On June 8, 1999 the Company acquired all of the outstanding stock of RGB Technology Group Inc. through a stock for stock exchange in which the stockholder (Kimrose Holdings) of RGB Technology Group Inc. received 6,000,000, after stock split, common shares of the Company in exchange for all of the stock of RGB Technology Group Inc. RGB Technology Group Inc. was organized in the state of Delaware on April 28, 1999 for the purpose of marketing ColorMax (R) lenses and a computer color vision test software. After the completion of the transaction the outstanding stock of the Company was 6,664,082 common shares of which 6,000,000 was owned by Kimrose Holdings.

                   COLORMAX TECHNOLOGIES, INC. AND SUBSIDIARY
                           (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (Continued)

------------------------------------------------------------------------------


4.   ACQUISITION OF ALL OUTSTANDING STOCK OF RGB TECHNOLOGY GROUP
         INC.  (Continued)

The only asset held by RGB Technology Inc. on June 8, 1999 consisted of the exclusive marketing rights for the above technology, for use in the United States, Australia, and New Zealand, which was recorded on the books of RGB with no value.

For reporting purposes, the acquisition is treated as an acquisition of the Company by RGB Technology Group Inc., the acquirer, (a reverse acquisition) and a recapitalization of RGB Technology Group Inc. The historical financial statements prior to June 8, 1999 are those of RGB Technology Group Inc. No good will was recognized from the consolidation. All material intercompany accounts and transactions have been eliminated.

5.  MARKETING RIGHTS

The Company acquired marketing rights, from related parties, for use in the countries of the United Kingdom, Canada, and Japan by the issuance of common stock as outlined in the Statement of Changes in Stockholders Equity. The marketing rights will continue for ten years with rights of renewal.

6.  NOTES PAYABLE - RELATED PARTIES

The Company has received loans from related parties amounting to $179,300 with various due dates after one year with interest at 8%.

7.  RELATED PARTY TRANSACTIONS

Related parties own 26.3 % of the outstanding common stock.
See notes 3 and 4 for the transfer of assets and the assumption of liabilities to related parties as part of an acquisition and reorganization of the Company.

Other related party transactions are identified in the balance sheet and in notes 5 and 6.

8.  GOING CONCERN

The Company has acquired marketing rights, described above, and in the opinion of management, will provide a profit to the Company after operations begin. The Company will need additional working capital to be successful in this effort. The management of the Company has developed a strategy, which it believes will accomplish this objective through additional loans from related parties, equity funding and long term financing, which will enable the Company to operate for the coming year. See the subsequent events for a private placement of preferred stock.

                       COLORMAX   TECHNOLOGIES,  INC. AND SUBSIDIARY
                            (Development Stage Company)
                     NOTES TO FINANCIAL STATEMENTS (Continued)

------------------------------------------------------------------------------


9.  CONTINUING AND CONTINGENT LIABILITIES

The Company remains contingently liable on certain accounts payable as outlined in note 3. The Company is obligated under an office and manufacturing facility lease agreement starting September 1, 1999 and continuing for five years as follows;

               Year                       Amount
              ------------------------------------
                1                        $101,030
                2                         105,250
                3                         109,450
                4                         113,660
                5                         117,880

10.  SUBSEQUENT  EVENTS

Preferred Capital Stock

On March 6, 2000 the Company completed a private placement and sale of 40,000 shares of 7% convertible preferred capital stock for cash of $3,680,000 net of offering costs of $320,000 and included 76,471 warrants convertible to common stock. 20,000 of the warrants issued was additional offering costs

The terms of the preferred stock includes semi-annual dividend payments in cash and conversion rights of one share of preferred for one share of common, not to exceed 50% of holding by each shareholder during any 30 day period upon an effective registration date with the SEC, with a conversion rate of the lower of $12.75, or 85% of the low three-day average closing bid price of the Company's common stock for the 20 consecutive trading days prior to the trading day on which conversion notice is sent, however, the Company cannot issue more than 20% of common shares outstanding without shareholder approval. If shareholder approval cannot be obtained then the Company will be obligated to purchase the preferred shares at 120% of the original purchase price plus accrued dividends.

The terms of the warrants provides for conversion to common capital stock of one warrant for one share of common stock at the rate of $12.75 per share with an expiration date of four years from the date of issuance.

Patents

During March 2000 the Company purchased two patents and trademarks relating to soft contact lenses including the trademarks of the X-Chrom Company in the United State , US Patent Number 4998817 and in Canada, Canadian Patent Number 1318529 for $125,000.

                    COLORMAX TECHNOLOGIES INC. AND SUBSIDIARY
                           (Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
    For the Three and Nine Months Ended September 30, 1999, and 1998 and the Period January 1, 1983 (date of inception of development stage) to September 30,
                                      1999

------------------------------------------------------------------------------

                      Three Months  Three Months   Nine Months    Nine Months
                        Sept 30,      Sept 30,       Sept 30,       Sept 30,    January 1, 1983 to
                          1999          1998           1999           1998        Sept 30, 1999
                     -------------------------------------------------------------------------------

REVENUES                $ 3,150      $ 33,850        $ 3,150       $ 93,447          $ 147,354


COST OF SALES               -           8,425            -           22,036             51,117
                     -------------------------------------------------------------------------------


   Gross Profit           3,150        25,425          3,150         71,411             96,237

EXPENSES                861,916        28,244        861,916        137,033          1,514,751
                     -------------------------------------------------------------------------------

   Net Loss            (858,766)       (2,819)      (858,766)      (65,622)         (1,418,514)


OTHER INCOME

   Gain from transfer of
     assets - note 4        -             -          347,496           -               347,496
                     -------------------------------------------------------------------------------


NET GAIN ( LOSS )    $ (858,766)     $ (2,819)     $(544,238)     $(65,622)        $(1,071,018)
                     ===============================================================================


 GAIN (LOSS) PER
   COMMON SHARE

     Basic           $   ( 0.23)     $  (0.01)     $  ( 0.15)     $  (0.20)
                     ----------------------------------------------------------


AVERAGE
     OUTSTANDING
     SHARES

     Basic            3,736,290       336,290      3,736,290       336,290
                     ----------------------------------------------------------


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers

      ColorMax Technologies' charter provides that to the fullest extent permitted by law, no director or officer of ColorMax Technologies shall be personally liable to ColorMax Technologies or its stockholders for damages for breach of any duty owed to ColorMax Technologies or its stockholders and that ColorMaxTechnologies may, in its by-laws or in any resolution of its stockholders or directors, undertake to indemnify the officers and directors of ColorMax Technologies against any contingency or peril as may be determined to be in the best interests of ColorMax Technologies, and in conjunction therewith, to procure, at ColorMax Technologies' expense, policies of insurance. Delaware law, under which ColorMax Technologies is incorporated, allows a corporation to indemnify its directors and officers if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in , or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. ColorMax Technologies maintains a director and officer liability insurance policy covering each of ColorMax Technologies' directors and executive officers.

Item 25. Other Expenses of Issuance and Distribution

      We estimate that our expenses in connection with this registration statement will be as follows:

            Securities and Exchange Commission registration fee    $ 3,500
            Legal fees and expenses                                 55,000
            Accounting fees and expenses                             2,000
            Printing                                                 1,000
            Miscellaneous                                            2,500
                                                                 ------------

             Total                                                 $64,000
                                                                 ------------

Item 26. Recent Sales of Unregistered Securities

      During the last three years, ColorMax Technologies sold the securities listed below in unregistered transactions. Each of the sale was sold in reliance on the exemption provided for in Section 4(2) of the Securities Act of 1933, as amended. No underwritng fee or other compensation was paid in connection with the issuance of shares except as described in footnote 1. All of the shares listed as issued are calculated on a post split basis.

Name                          Date    Shares Issued     Consideration Paid
-------------------------------------------------------------------------------
Brook Road LLC               3/6/00   40,000 Preferred   $4,000,000 (1)
Jean Francois Hibbert        2/4/00   66,668                 -  (2)
Donald H. Hansen, O.D.      1/25/00   24,000             $72,000 (services)(3)
John D. Janzti, O.D.        1/25/00   20,000             $60,000 (services)(3)
Julie L. Kim                1/25/00   20,000             $60,000 (services)(3)
James E. Bailey, Ph.D.      1/25/00   20,000             $60,000 (services)(3)
Robert Pasquaye            12/30/99    6,000             $13,500 (services)(3)

E.S. Whang                 11/18/99     500,000      $1,250,000 (services)(4)
Gem Group, Inc.             11/8/99   6,000,000        $600,000 (marketing
                                                                 rights)(5)
Nano Material Science, Inc. 11/8/99   4,000,000      $ 400,000 (marketing
                                                                 rights)(6)
Harvest Capital Management 10/20/99   4,000,000      $ 400,000 (marketing
                                                                 rights)(7)
Sumatra Holdings            9/28/99     130,000        $65,000 (services)(8)
Mark Meriwether             9/16/99     300,000       $150,000 (services)(9)
Michael Swader,
     Hee K. Moon             9/3/99     600,000       $126,000 (services)(10)
Brookstreet Securities      8/31/99     100,000        $50,000 (equity)(11)
Donald H. Hansen, O.D.       8/6/99      33,334       $ 16,667 (services)(3)
John D. Janzti, O.D.         8/6/99      30,000       $ 15,000 (services)(3)
Julie L. Kim                 8/6/99      30,000       $ 15,000 (services)(3)
James E. Bailey, Ph.d.      7/27/99      20,000       $ 10,000 (services)(3)
Dar Yung Sung, Ph.d.        7/27/99      20,000       $ 10,000 (services)(3)
Jack D. Moreland, Ph.d.     7/27/99      20,000       $ 10,000 (services)(3)
Rodney L. Tahran            7/27/99      20,000       $ 10,000 (services)(3)
Mark Meriwether             7/20/99     170,000        $65,000 (services)(9)
Brookstreet Securities      7/16/00     100,000        $50,000 (equity)(11)
Kimrose Holdings, Ltd.       7/2/99   6,000,000         $6,000 (stock exchange)
                                                                (12)


(1) These shares of Series B Convertible Preferred Stock are the shares described in the Prospectus which is a part of this registration statement. These shares are convertible into shares of common stock as described in the Prospectus. ColorMax paid a cash commission of $319,970 to Ladenburg Thalmann & Co., Inc. in connection with the sale of the Series B Convertible Preferred Stock. ColorMax Technologies also issued Brook Road LLC warrants to purchase 56,471 shares of common stock at $12.75 per share in connection with the purchase of the Series B Convertible Preferred Stock. ColorMax Technologies also issued Ladenburg Thalmann & Co. warrants to purchase 20,000 shares of common stock at $12.75 per share as additional compensation in connection with the sale of the Series B Convertible Preferred Stock. The shares underlying both of such warrants are part of the shares registered by this registration statement for resale.
(2)   These shares were issued to replace lost certificates.
(3) These shares were issued as compensation to directors, officers or employees for services rendered to the Company.
(4) ColorMax Technologies issued shares in connection with technical services provided for the production and manufacture of ColorMax products. These shares were registered on a registration statement on form S-8 filed with the Securities Exchange Commission on November 18, 1999.
(5) These shares were issued by ColorMax Technologies to acquire the marketing rights for Japan.
(6) These shares were issued by ColorMax Technologies to acquire the marketing rights for Canada.
(7) These shares were issued by ColorMax Technologies to acquire the marketing rights for the United Kingdom.
(8) ColorMax Technologies issued shares in connection with marketing services for ColorMax products.
(9) ColorMax Technologies issued shares in connection with marketing services for ColorMax products.

(10) ColorMax Technologies issued shares in connection with marketing services provided for ColorMax products. These shares were registered on a registration statement on form S-8 filed with the Securities Exchange Commission on September 2, 1999.
(11)  These  shares  were  issued  for equity  investment  to the  Company.
(12) ColorMax Technologies acquired all of the issued and outstanding shares of RGB Technology Group, Inc. from Kimrose Holdings in a stock for stock exchange. This transaction is further described in the Prospectus which is part of this registration statement.

Item 27.  Exhibits.

      The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-B.

      Exhibit
      Number  Description
     -------- -------------
       3.1    Certificate of Incorporation of ColorMax Technologies, Inc. (1)
       3.2    Amendment to Certificate of Incorporation - Name Change
       3.3    Amendment to Certificate of Incorporation - Forward Split
       3.4    By-laws of ColorMax Technologies, Inc. (1)
       4.1    Specimen common stock certificate. (1)
       4.2    Warrant Agreement - Brook Road LLC
       4.3.   Warrant Agreement - Ladenburg & Thalmann & Co., Inc.
       5.1    Opinion Regarding Legality and Consent - Cohne, Rappaport & Segal
      10.1    Acquisition Agreement for Shares of RGB Technologies (2)
      10.2    Marketing Rights Agreement - United Kingdom
      10.3    Marketing Rights Agreement - Japan
      10.4    Marketing rights Agreement - Canada
      10.4    Securities Purchase Agreement
      21.1    List of Subsidiaries
      23.1    Consent of Anderson, Anderson & Strong
      24.1    Power of Attorney (Included on Signature Page)
-----------
      (1)  Incorporated by reference to Form 10 filed May 1971
      (2)  Incorporated by reference to Form 8-K filed June 8, 1999


Item 28.  Undertakings.

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

            (i) include any prospectus required by Section 10 (a) (3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and

             (iii) include any additional or changed material information with respect to the plan of distribution.

      2. That for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. That for the purpose of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tustin, State of California on April 20, 2000.

                                         COLORMAX TECHNOLOGIES, INC.


                                         By /s/ Robert S.  Iger
                                              Robert S. Iger
                                              Chief Executive Officer
                                              Principal Executive Officer


                                         By /s/ Julie L.  Kim
                                              Julie L. Kim
                                              Secretary/Treasurer
                                              Principal Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Iger and Julie L. Kim, and either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Date           Title                 Signature

April 20, 2000     CEO and               /s/ Robert S. Iger
                   Director            -------------------------------------
                                           Robert S. Iger

April 20, 2000     President and         /s/ Donald H. Hansen
                   Director            -------------------------------------
                                           Donald H. Hansen

April 20, 2000     Vice President and    /s/ John D. Janzti
                   Director            -------------------------------------
                                           John D. Janzti

April 20, 2000     Sectreary/Treasurer   /s/ Julie L.  Kim
                   Director            -------------------------------------
                                           Julie L. Kim

April 20, 2000     Director              /s/ Kenneth M.  Larkin
                                       -------------------------------------
                                           Kenneth M. Larkin

April 20, 2000         Director           /s/ Joseph L.  Brueni
                                         --------------------------------
                                           Joseph L. Brueni

April 20, 2000         Director           /s/ Richard A.  Hahn
                                         -------------------------------
                                           Richard A. Hahn

                                 EXHIBIT INDEX

     Exhibit
     Number   Description
    --------  --------------
      3.2     Amendment to Certificate of Incorporation - Name Change
      3.3     Amendment to Certificate of Incorporation - Forward Split
      4.2     Warrant Agreement - Brook Road LLC
      4.3.    Warrant Agreement - Ladenburg & Thalmann & Co., Inc.
      5.1     Opinion Regarding Legality and Consent - Cohne, Rappaport & Segal
     10.2     Marketing Rights Agreement - United Kingdom
     10.3     Marketing Rights agreement - Japan
     10.4     Marketing rights Agreement - Canada
     10.5     Securities Purchase Agreement
     21.1     List of Subsidiaries
     23.1     Consent of Anderson, Anderson & Strong


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